Exhibit 99.B(e)(2)

ETF Distribution Agreement

THIS ETF DISTRIBUTION AGREEMENT (“Agreement”) is by and between Foreside Fund Services. LLC (the ‘‘Distributor’’) and Victory Portfolios 11 (the “Fund Company”), on behalf of each of its ETF investment portfolios, individually and not jointly (the “Funds”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to LM Foreside Holdings LLC (the “Transaction”).

Effective as of the closing of the Transaction, the Fund Company and the Distributor hereby enter into this Agreement on terms identical to those of the ETF Distribution Agreement between the parties effective as of February 24, 2017 (the “Existing Agreement”), except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one- year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“ 1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the l940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule l8f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this ETF Distribution Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC		VICTORY PORTFOLIOS II, on behalf of the Funds, individually and not jointly

By:	/s/ Richard J. Berthy	By:	/s/ Christopher K. Dyer
	Richard J. Berthy, President	Name:	Christopher K. Dyer
		Title:	President